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[Centennial Letterhead]

                                 Exhibit (a)(3)



November 18, 2002

BY OVERNIGHT MAIL AND E-MAIL

Dear Eligible Option Holder:

Centennial's success has always depended on the contributions of our talented group of associates. Today, more than ever, our associates are delivering advanced telecommunications services to our customers with a passion and commitment to achieving operational excellence.

Stock options play an important role in attracting, retaining and motivating our associates. Today, you hold stock options with an exercise price that exceeds the current market price of our common stock. Because our board of directors recognizes that the Company's option plan may not currently be providing sufficient performance incentives for its valued employees, the board has considered a number of ways to provide you with the benefit of options that over time may have a greater potential to increase in value.

EXCHANGE OFFER

As a result, I am pleased to announce that Centennial will offer to exchange all of your outstanding options under our 1999 Stock Option and Restricted Stock Purchase Plan, as amended (hereinafter, the "Plan"), with an exercise price of $12.15 per share or more for new options we will grant under the Plan. The number of shares of common stock subject to the new options will be equal to one half of the number of shares subject to the options that you tender and we accept for exchange, rounded up to the nearest whole number and adjusted for any stock splits, stock dividends and similar events.

         For example, if you exchange 1,000 options, you will receive 500 new options on the grant date. We will grant the new options on or about the later of June 23, 2003 or the first business day that is at least six months and one day following the date we accept and cancel the tendered options.

ELIGIBILITY

You must be a regular, full-time employee of the Company or one of its subsidiaries from the date you tender options through the date we grant the new options in order to receive new options. If you do not remain an employee of the Company or one of its subsidiaries, you will not receive any new options or any other consideration for the options tendered by you and cancelled by the Company.

TERMS AND CONDITIONS OF NEW OPTIONS

The terms and conditions of the new options will be substantially the same as the terms and conditions of your current options, except in three respects:


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         -        the per share exercise price of all new options will equal the average of the high and low price of our common stock on Nasdaq on the date we grant the new options;

         - your new options will vest in three equal annual installments, on the first, second and third anniversaries of the grant date; and

         - your new options will expire (in the absence of an earlier termination) ten years from the new grant date.

The Company's offer is being made under the terms and subject to the conditions of an offer to exchange and a related Election Form that are enclosed with this letter. You should carefully read the entire offer to exchange and Election Form before you decide whether to tender any of your options. A tender of options involves risks, which are discussed in the offer to exchange. Participation in this offer is entirely voluntary. While we can provide you with information, we cannot make any recommendation as to whether you should participate or refrain from participating. You must make this decision on your own based on your own individual circumstances. You may wish to consult with your tax and financial advisor.

EXCHANGE PROCEDURE

To participate in the exchange program, you will be required to properly complete and return to us the Election Form by the expiration date of the offer. Specifically, you should follow the following steps:

         - Review the attachment to the Election Form. The attachment describes each option that has been granted to you that remains outstanding.

         -        Sign the Election Form.

         - Return the Election Form to Centennial Communications Corp., 3349 Route 138, Wall, New Jersey 07719, Attn: Stock Option Exchange, before 5:00 p.m., New York City Time, on December 19, 2002. You may also fax the Election Form to Nancy Werner at (732) 556- 2246.

If you do not intend to exchange any of your options, please check the box on page 3 of the Election Form, sign the Election Form on page 3, and return the Election Form to the address or fax number provided above, on or before DECEMBER 19, 2002. If you have any questions about the offer, please call Nancy Werner at
(732) 556-2227.

INFORMATION SESSIONS

Over the next several weeks, we will be conducting Employee Information Sessions. The purpose of these sessions is to review the offer in more detail and to help provide answers to your questions.

I thank you for your continued efforts on behalf of Centennial.

                                            CENTENNIAL COMMUNICATIONS CORP.

                                            By: /s/ Michael J. Small

                                             Michael J. Small
                                             Chief Executive Officer

Enclosures


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